FOR IMMEDIATE RELEASE

Company Contacts:

John Coleman

Jennifer Carberry

NYFIX, Inc.
(203) 425-8000 or
info@nyfix.com
www.nyfix.com

NYFIX MILLENNIUM SETS RECORD IN MATCHING VOLUME;

NYFIX ANNOUNCES STRONG NETWORK GROWTH AND PIPELINE

STAMFORD, CT, November 7, 2005: NYFIX, Inc. (Pink Sheets: NYFX), NYFIX, Inc., a leader in technology solutions for the financial marketplace, today announced that it executed a record 20,329,110 shares of NYSE- and AMEX-listed securities on November 2, 2005, on its NYFIX Millennium Alternative Trading System (ATS).

“NYFIX Millennium has seen a steady increase in matched volume and last week’s record day of 20.3 million shares punctuates Millennium’s status as the premier alternative trading system for listed securities,” said Robert C. Gasser, Chief Executive Officer of NYFIX Transaction Segment.

The NYFIX Millennium ATS is an automated execution venue designed to maximize execution quality and reduce overall transaction costs. Millennium offers users the opportunity to achieve price or liquidity improvements while mitigating negative price impact for institutional-size trades. Linked to the primary markets and regional exchanges, Millennium leverages the power of the NYFIX network while its real-time matching algorithm executes trades at or better than the National Best Bid or Offer (NBBO).

In other news, the Company announced that it had experienced strong growth from institutional clients for its NYFIX Network service. The Company currently provides electronic trading connectivity to more than 200 buyside firms, increasing the number of connections among institutions and brokerage firms to over 3700, up 1300 – or 54 percent – in the past year. The pipeline for network connectivity remains robust.

“Part of our ongoing strategy is to increase NYFIX’s penetration at each client, offering users a host of services to improve their trading operations, all from a single source,” said Peter Kilbinger Hansen, Chief Executive Officer of NYFIX, Inc. “While the number of firms subscribing to the NYFIX Network continues to grow, we are also providing existing firms with more connectivity options.” Mr. Hansen also noted that company’s buyside network and transaction businesses represent the fastest growing areas for the NYFIX.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, middle-office trade automation technologies and trade communication technologies. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London’s Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.